As filed with the Securities and Exchange Commission on February 18, 2010

Registration No. 333-130150

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-8

Registration Statement

Under The Securities Act of 1933

3M COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	41-0417775
(State of incorporation)	(I.R.S. Employer I.D. No.)

3M Center

St. Paul, Minnesota 55144

(651) 733-2204

(Address of principal executive offices)

3M Performance Awards Deferred Compensation Plan

3M Deferred Compensation Excess Plan

 (Full title of the plan)

Gregg M. Larson

Deputy General Counsel & Secretary

3M Company

3M Center

St. Paul, Minnesota 55144

Telephone: (651) 733-2204

(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 is filed to include information on the plan of distribution of Deferred Compensation Obligations through additional employee benefits plans.  The original deferred compensation plan has been amended and restated in the form of 3M Performance Awards Deferred Compensation Plan, while at the same time a related, new 3M Deferred Compensation Excess Plan has been adopted for the Company’s Deferred Compensation Obligations.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Certain Documents by Reference.

The following documents, which have heretofore been filed by 3M Company (“3M”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)          3M’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on February 16, 2010.

(b)         All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by 3M’s Annual Report referred to in (a) above.

All documents later filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before we file a post-effective amendment to this Registration Statement that indicates all securities offered hereby have been sold or which deregisters all such securities that have not been sold, shall be deemed to be incorporated by reference and be a part of this Registration Statement from the date that document was filed.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant’s Exchange Act file number with the Commission is 1-3285.

Item 4.          Description of Securities.

3M’s original deferred compensation plan has been amended effective January 1, 2010, so that in the future only performance shares and/or performance units granted under the 2008 Long-Term Incentive Plan may be deferred under that plan.  The name of this original plan has been changed to the 3M Performance Awards Deferred Compensation Plan.  A new plan, the 3M Deferred Compensation Excess Plan, has been created, also effective January 1, 2010, to allow eligible employees (those whose compensation is above the IRS compensation limit, which was $245,000 for 2009) to defer a portion of their current cash compensation.

Under the 3M Deferred Compensation Excess Plan (the “Excess Plan”), the Company will provide eligible employees the opportunity to defer the receipt of a portion of their current cash compensation (base salary, annual incentive, sales incentive and management objective).  The Obligations of the Company under the Excess Plan are to pay in the future the value of the deferred compensation, adjusted to reflect the performance, whether positive or negative, of the selected investment funds during the deferral period, in accordance with the terms of the Excess Plan. The Obligations will be unsecured general obligations of the Company and will rank on a  parity with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The amount of compensation to be deferred by each participating employee (each a “Participant”) will be determined in accordance with the Excess Plan based on annual elections made by each Participant.  Participants will also elect the investment funds whose performance will be credited to the amounts deferred and reflected in their deferred compensation accounts.  Each Obligation will be payable on the date or dates selected by each Participant in accordance with the terms of the Excess Plan or, if earlier, upon the death or other separation from service of the Participant pursuant to the terms of the Excess Plan.  The Obligations will be denominated and be payable in United States dollars.

As amended, the 3M Performance Awards Deferred Compensation Plan (the “Performance Awards Plan”) will provide eligible employees the opportunity to defer the receipt of all or a portion of their long-term incentive compensation granted as performance shares or performance units under the 3M Long-Term Incentive Plan.  The Obligations of the Company under the Performance Awards Plan are to pay in the future the value of the deferred compensation, adjusted to reflect the performance, whether positive or negative, of the selected investment funds or of 3M common stock during the deferral period, in accordance with the terms of the Performance Awards Plan. The Obligations will be unsecured general obligations of the Company and will rank on a parity with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The amount of compensation to be deferred by each participating employee (each a “Participant”) will be determined in accordance with the Performance Awards Plan based on annual elections made by each Participant.  Participants will also elect the investment funds whose performance will be credited to the amounts deferred and reflected in their deferred compensation accounts (except with respect to deferred performance shares, where the amounts deferred will be adjusted to reflect the return on shares of 3M common stock).  Each Obligation will be payable on the date or dates selected by each Participant in accordance with the terms of the Performance Awards Plan or, if earlier, upon the death or other separation from service of the Participant pursuant to the terms of the Performance Awards Plan.  The Obligations, as relevant to this Registration Statement, will be denominated and be payable in United States dollars or, with respect to deferred performance shares, in shares of 3M common stock under the 3M Long-Term Incentive Plan, which shares have been separately registered under a S-8 Registration Statement (Commission File No. 333-151039) ..

Item 8.          Exhibits.

See Exhibit Index

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, the State of Minnesota on this 18th day of February, 2010.

3M COMPANY

By	/s/ Gregg M. Larson
Name:	Gregg M. Larson, Esq.
Title:	Deputy General Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Signature	Title

*	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer and Director)
George W. Buckley

*	Senior Vice President, Chief Financial Officer (Principal Financial Officer)
Patrick D. Campbell

*	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
David W. Meline

*	Director
Linda G. Alvarado

*	Director
Vance D. Coffman

*	Director
Michael L. Eskew

*	Director
W. James Farrell

*	Director
Herbert L. Henkel

*	Director
Edward M. Liddy

*	Director
Robert S. Morrison

*	Director
Aulana L. Peters

*	Director
Robert J. Ulrich

* By:	/s/ Gregg M. Larson
Gregg M. Larson
Attorney-in-fact
Date: February 18, 2010

Index to Exhibits

Exhibit Number	Description
3.1	Certificate of incorporation, as amended as of May 11, 2007, is incorporated by reference from the Form 8-K dated May 14, 2007.
3.2	Bylaws, as amended as of February 10, 2009, are incorporated by reference from the Form 8-K dated February 12, 2009.
4.1	3M Performance Awards Deferred Compensation Plan is incorporated by reference from the Form 10-K for the year ended December 31, 2009.
4.2	3M Deferred Compensation Excess Plan is incorporated by reference from the Form 10-K for the year ended December 31, 2009
24	Power of Attorney*

*Filed herewith.